EXHIBIT 99.1


                    CERTAIN FACTORS TO CONSIDER IN CONNECTION
                         WITH FORWARD LOOKING STATEMENTS


     Historical and Anticipated Future Losses; Negative Cash Flow. The Company has never been profitable and has never generated positive cash flow from consolidated operations. As of June 30, 1996 the Company had an accumulated deficit of $47.5 million. Currently, although the Company has begun to generate revenue in 18 markets, it has not yet generated revenues in any other markets. Until December 1994, when it recorded its first operating revenues, the Company was considered a development stage Company for accounting purposes. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from operations in the future.

     The Company has incurred significant net operating losses and negative cash flow to date in connection with establishing its fiber optic networks. Losses and negative cash flow will continue while the Company concentrates on the development and construction of additional fiber optic networks and until its networks have established a sufficient revenue-generating customer base. The Company will also incur losses during the initial start-up phases of its local switched voice, enhanced voice messaging and high-speed data services. There can be no assurance that an adequate revenue base will be established or that these services will generate positive cash flow. Continued losses and negative cash flow may prevent the Company from meeting its debt obligations and pursuing its strategies for growth.

     Rapid Expansion of Operations; Implementation of Growth Strategy. ASCI plans to continue to expand its business rapidly. The Company currently has commenced service in 18 of its target markets, and its goal is to have begun service in all 50 contemplated target markets by the end of the calendar year 1998. The Company's ability to manage its rapid expansion effectively will require it to continue to implement and improve its operating, financial and accounting systems, to attract and hire qualified personnel in each market, and to expand, train and manage its employee base. Delays in constructing any network may require the Company to scale back the number of other networks it expects to build within a given time frame. There can be no assurance that the Company will be able to implement its growth strategy or manage its expanded operations effectively. Any failure to do so may have a material adverse effect on the Company's business, results of operations and financial condition.

     As part of its strategy, ACSI plans to expand the range of services that it offers. The Company is developing and has begun offering on a limited basis high-speed data and enhanced voice messaging services and, upon receipt of requisite regulatory approvals and where cost effective, plans to offer local switched voice services in certain of its markets beginning in late 1996. These are services that the Company has not previously offered. There can be no assurance that a market will develop for these services, that the Company's implementation will be technically or economically feasible, that the Company will be able to develop or market them successfully, or that the Company will be able to operate and maintain these services profitably.


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     Substantial  Leverage,  Future  Cash  Obligations.   Since  inception,  the
Company's consolidated cash flow from operations has been negative. As a result, the Company has been required to pay its fixed charges (including interest on existing indebtedness) and operating expenses with the proceeds from sales of its debt and equity securities. As of June 30, 1996, the Company (through its subsidiaries) had approximately $15.0 million in debt outstanding under a
secured  credit   facility  (the  "AT&T  Credit   Facility")  with  AT&T  Credit
Corporation, a subsidiary of AT&T. The maximum potential borrowings under the AT&T Credit Facility is approximately $31.3 million. Borrowings under the AT&T Credit Facility may be used to fund the construction and operation of only six of the Company's 50 contemplated networks. With the issuance of $190.0 million principal amount of the Company's 13% Senior Discount Notes due 2005 (the "2005 Notes") and the issuance of $120.0 million principal amount of the Company's 12 3/4% Senior Discount Notes due 2006 (the "2006 Notes," and collectively with the 2005 Notes, the "Notes"), the Company will be required to satisfy substantially higher periodic cash debt service obligations in the future. Commencing in the year 2001, cash interest on the 2005 Notes and 2006 Notes will be payable semi-annually at the rate of 13% per annum (approximately $24.7 million per
year)  and  12  3/4%  per  annum   (approximately   $15.3   million  per  year),
respectively. The full accredited, value of the 2005 Notes and 2006 Notes of $190.0 million and $120.0 million, respectively, will become due on November 1, 2005 and April 1, 2006, respectively. As of June 30, 1996, the Company had approximately $184.4 million of outstanding long-term indebtedness. It is
expected   that  the  Company  and  it   subsidiaries   will  incur   additional
indebtedness, including increasing its borrowings under the AT&T Credit Facility to the maximum amount, which would be possible provided the Company can successfully raise additional equity capital. Many factors, some of which are beyond the Company's control, will affect its performance and, therefore, its ability to meet its ongoing obligations to repay the Notes and its other debt. There can be no assurance that the Company will be able to generate sufficient cash flow or otherwise obtain funds in the future to cover interest and principal payments associated with the Notes and its other debt.

     Certain Financial and Operating Restrictions. The Indenture dated November 14, 1995 pursuant to which the 2005 Notes were issued and the Indenture dated March 21, 1996 pursuant to which the 2006 Notes were issued (collectively, the "Indentures") and the AT&T Credit Facility, impose operating and financial restrictions on the Company and its subsidiaries. These restrictions affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company or its subsidiaries to incur additional indebtedness or create liens on its assets, pay dividends, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with any of these restrictions could limit the availability of borrowing or result in a default thereunder.

     Significant Future Capital Requirements. The Company's continued development, construction, expansion, operation and potential acquisition of fiber optic networks, as well as the further development and introduction of new services, including local switched voice, enhanced voice messaging and high speed data services, will require substantial capable expenditures. The Company's ability to fund these expenditures is dependent upon the Company's raising substantial financing. To date, the Company has raised approximately $202.6 million in debt and equity financing and obtained approximately $31.2 million in financing commitments from the AT&T Credit Facility. The Company has estimated that from July 1, 1996 through the end of the calendar year 1998, capital requirements for implementation of the Company's 50 city business plan, including the development and construction of fiber optic networks, the deployment of a broadband inter-city data communications network and development and introduction of new services, such as local switched voice,

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enhanced voice messaging and high-speed data services,  and for expansion of the
Company's existing networks, are approximately $410.9 million. At June 30, 1996, the Company had approximately $132.7 million of cash and cash equivalents available for the completion of its planned networks. To meet its additional remaining capital requirements, the Company may sell additional equity for debt securities or increase its existing credit facility. Before incurring additional indebtedness, the Company may be required to seek such additional equity financing to maintain balance sheet and liquidity ratios required under certain of its debt instruments. In addition, the Company in the past has considered and expects to continue to consider potential acquisitions or other strategic arrangements that may fit the Company's strategic plan. Although the Company has had discussions concerning such potential acquisitions or arrangements, to date no agreements have been reached with regard to any particular transaction. Any such acquisitions or strategic arrangements that the Company might consider are likely to require additional equity or debt financing, which the Company will seek to obtain as required. Failure to raise sufficient capital could compel the Company to delay or abandon some or all of its plans or expenditures, which could have material adverse effect on its business, results of operations and financial condition. Also, the terms of any debt or equity capital raised by the Company in the future could restrict the Company's operational flexibility and ability to raise additional capital and thereby adversely affect the Company's business, results of operations and financial condition.

     Business Combinations; Strategic Investments. The Company from time to time engages in preliminary discussions with (i) potential strategic investors (i.e. investors in the same or related business) who have expressed an interest in making an investment in or acquiring the Company and (ii) potential business partners looking toward formation of business combinations or strategic alliances that would expand the reach of the Company's networks or services. In addition to providing additional growth capital, the Company believes that an alliance with an appropriate strategic investor or business partner could provide operating synergies to, and enhance the competitive position of, both ACSI and such strategic investor/business partner within the rapidly consolidating telecommunications industry. There can be no assurance that any agreement with any potential strategic investor or business partner will be reached on terms acceptable to the Company nor does the Company believe that any such investment, business combination or strategic alliance is necessary for successful consummation of its strategic plan. An investment, business combination or strategic alliance could constitute a Change of Control (as defined in the Indentures) requiring the Company to offer to purchase all outstanding Notes. In the event that such a Change of Control occurs at a time when the Company does not have sufficient available funds to purchase all Notes tendered or a time when the Company is prohibited from purchasing the Notes, an Event of Default (as defined in the Indentures) could occur under the Indentures. However, the Company currently has no agreement, arrangement or understanding with any potential strategic investor or potential business partner with respect to any acquisition, business combination or strategic alliance.


     Effect of Regulation. As a common carrier, the Company is subject to substantial federal, state and local regulation. The Company's fiber optic networks do not require authorization from the Federal Communications Commission for construction or installation. However, the Company must file tariffs stating its rates, terms and conditions of service for interstate traffic, although the FCC has proposed adopting rules which would preclude IXCs from filing tariffs and is considering a request that the proposed rules also be applicable to CLECs. State regulatory agencies regulate intrastate communications, while local authorities control the Company's access to and use of municipal rights-of-way. The Telecommunications Act preempted all state and local legal requirements which prohibit or have the effect of prohibiting any entity from providing any

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intrastate  telecommunications service. However, many states continue to require telecommunications carriers to obtain a certificate, license, permit or similar approval before providing services. Thus, the Company's ability to provide additional intrastate services is dependent upon its receipt of requisite state regulatory approval. The inability to obtain the approvals necessary to provide intrastate switched services could have material adverse effect on the Company's
business,   results  of  operations  and  financial  condition.   Moreover,  the
Telecommunications Act has increased local competition by IXCs, cable television service providers ("CATVs") and public utility companies, which may have a material adverse effect on the Company. In addition, the Telecommunications Act has granted important benefits to the LECs, including providing LECs substantial new pricing flexibility, restoring the ability of RBOCs to provide long distance services and allowing RBOCs to provide certain cable television services. These changes will tend to enhance the competitive position of the LECs, which may materially adversely affect the Company. Furthermore, no assurance can be given that court decisions or changes in current or future federal or state legislation or regulations would not materially adversely affect the Company.

     Internet-related services are not currently subject to direct regulation by the FCC or any other U.S. agency other than regulation applicable to businesses generally. The FCC recently requested comments on a petition filed by the America's Carriers Telecommunication Association which requests that the FCC regulate certain voice transmissions over the Internet as telecommunications services. Changes in the regulatory environment relating to the telecommunications or Internet-related services industry could have an adverse effect on the Company's Internet-related services business. The Telecommunications Act may permit telecommunications companies, RBOCs or others to increase the scope or reduce the cost of their Internet access services. The Company cannot predict the effect that the Telecommunications Act or any further legislation, regulation or regulatory changes may have on its business

     Competition. The Company operates in a highly competitive environment for all of its services. An increasing trend toward strategic business alliances in the telecommunications industry may create significant new competition for ACSI.

     Dedicated and Switched Voice Services. The Company's competitors in this market are predominantly LECs, other CLECs and CATVs and may potentially include microwave carriers, satellite carriers, teleports, public utilities, wireless telecommunications providers, IXCs, integrated communications providers and private networks built by large end users. With the passage of the Telecommunications Act and the entry of RBOCs into the long distance market, the Company believes that IXCs may construct their own local facilities and/or resell local services in order to compete with the bundled local and long distance services to be offered by the LECs and a result of the
Telecommunications Act. Given that a substantial portion of the Company's revenues are billed to IXCs for services provided for the benefit of their customers, such action could have a material adverse effect on the Company.

     Currently, the Company does not have a significant market share in any market. Most of the Company's actual and potential competitors have substantially greater financial, technical and marketing resources than the Company. In particular, LECs have long-standing relationships with their customers, have the potential to subsidize access services with monopoly service revenue and benefit from certain existing federal, state and local regulations that the Company believes, in certain respects, favor LECs over the Company. For example, the interconnection decisions issued by the FCC in 1992 and 1993 and the Telecommunications Act, which

                                      - 4 -

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allow CLECs to  interconnect  with LECs'  facilities,  have been  accompanied by increased pricing flexibility and partially relaxed regulatory oversight of LECs. The Company expects that LECs will offer time and volume discounts to customers, which will further increase competition for the Company and other CLECs and which could significantly adversely affect the Company's future dedicated services revenues. Moreover, some LECs impose reconfiguration charges on customers seeking to shift their traffic from LEC facilities to CLEC facilities, which may have an adverse effect on a CLEC's ability to attract these customers.

     The Company expects that other CLECs may operate in most, if not all, of the markets targeted by the Company and many of these markets may not be able to support multiple CLECs. Additionally, delays in constructing any network could adversely affect the Company's competitive position in markets where another CAP or CLEC has a network under construction or can provide services on an already-existing network. There can be no assurance that the Company will be able to achieve or maintain an adequate market share, maintain construction schedules or compete effectively in any of its markets.

     Data Services. The market for data communications services, including IP switching, is extremely competitive. The are no substantial barriers to entry, and the Company expects that competition will intensify in the future. The Company believes that its ability to compete successfully depends on a number of factors, including market presence; the ability to execute a rapid expansion strategy; the capacity, reliability and security of this network infrastructure; ease of access to and navigation of the Internet; the pricing policies of its competitors and suppliers; the timing of the introduction of new products and services by the Company and its competitors; the Company's ability to support industry standards; and industry and general economic trends. The Company's success in this matter will depend heavily upon its ability to provide high quality Internet connectively and value-added Internet services at competitive prices.

     Dependence on a Small Number of Major Customers. The Company receives a significant portion of its revenue from a small number of major customers, particularly the IXCs that serve the Company's markets. For the fiscal year ended June 30, 1996, approximately 60% of the Company's revenues were attributable to dedicated access services provided to four of the largest IXCs, respectively, including services provided for the benefit of their customers. The Company is, and expects to continue to be, dependent upon such customers, and the loss of any one of them could have a material adverse effect on the Company's business, results of operations and financial conditions. Additionally, customers who account for significant portions of the Company's revenues may have the ability to negotiate prices for the Company's services that are more favorable to the customer and that result in lower profit margins for the Company. The Telecommunications Act may also encourage IXCs to construct their own local facilities and/or resell the local services of ACSI's competitors, which may materially adversely affect the Company.

     Limited Operating Revenues; Limited Marketing and Operating Efforts. Although the Company has begun to generate operating revenues in 18 markets, it has not yet commenced operations or generated revenue in its other targeted markets. The Company will be required to expand its marketing efforts to attract customers as its networks are being built in each market. Additional staffing will be required to manage future administrative, operating, marketing and sales functions effectively. Failure to obtain significant and widespread commercial and public acceptance of its networks and access to certain buildings in a market could jeopardize the Company's ability to remain in business in that market. There can be no assurance that the

                                      - 5 -

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Company will be able to secure  customers for the commercial use of its proposed networks or access to buildings in each market.

     Impact of Technological Change. The telecommunications industry is subject to rapid and significant technological change that could materially affect the continued use of fiber optic cable or the electronics utilized in the Company's networks. Although the affect of technological changes, including changes related to the emerging wireline and wireless transmission and switching technologies, on the future business of the Company cannot be predicted, it could have a material adverse effect on the Company's business, results of operations and financial condition.

     The market for the Company's telecommunications products and services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. There can be so assurance that the Company will successfully identify new product and service opportunities and develop and bring new products and services to market. The Company is also at risk from fundamental changes in the way telecommunications services are marketed and delivered. The Company's data communications service strategy assumes that the TCP/IP, frame relay and ATM protocols, utilizing fiber optic or cooper-based telecommunications infrastructures, will continue to be the primary protocols and transport infrastructures for data communications services. The Company's pursuit of necessary technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its telecommunications services business to alternate access devices, conduits and protocols.

     Dependence on Rights-of-Way and Other Third Party Agreements. The Company must obtain easements, rights-of-way, franchises and licenses (collectively, "local approvals") from various private parties, actual and potential competitors and local governments in order to construct and maintain its fiber optic networks. The Company has obtained the local approvals necessary to construct and operate its networks in the central business districts of all of the markets in which the Company's digital fiber optic networks are presently operating or are under construction. The Company does not yet have all of the local approvals required to implement its business plan in prospective new markets, and there can be no assurance that the Company will be able to obtain and maintain local approvals on acceptable terms or that other CLECs will not obtain similar local approvals that will allow them to compete against the Company or enter a market before the Company. Some of the agreements for local approvals obtained by the Company may be short-term, or revocable at will, and there can be no assurance that the Company will have continued access to existing rights-of-way and franchises after their expiration. If any of these agreements were terminated or could not be renewed and the Company was forced to remove its fiber from the streets or abandon its network in place, such termination would be likely to have a materially adverse effect on the Company's business, results of operations and financial condition.

     As a condition to allowing use of rights-of-way or granting franchises to the Company, certain local governments require the Company to post performance bonds or letters of credit and to pay ongoing fees based upon the gross revenues generated by, or linear footage of, the applicable network. In many markets, LECs are not required to pay such fees or pay substantially less than those paid by the Company which may put the Company at a competitive disadvantage in its markets.


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     Potential  Liability of Internet  Access  Providers.  The law governing the liability of on-line services providers and Internet access providers for participating in the hosting or transmission of objectionable materials or information currently is unsettled. Under the terms of the Telecommunications Act, both civil and criminal penalties can be imposed for the use of interactive
computer   services  for  the   transmission  of  certain  indecent  or  obscene
communications. While this provision has been stayed by a federal court while its constitutionality is being considered, many states have adopted or are considering adopting similar requirements. In addition, several private lawsuits have been filed seeking to hold Internet access providers accountable for information which they transmit. In one such case pending in the United States
District  Court  for  the  Northern  District  of  California,   i.e.  Religious
Technology Center v. NETCOM On-Line Communications Services, Inc., the court ruled that an Internet access provider can potentially be held liable for the copyright infringement committed by its subscribers. While the outcome of these activities is uncertain, the ultimate imposition of potential liability on Internet access providers for information which they host, distribute or transport could materially change the way they must conduct business. To avoid undue exposure to such liability, Internet access providers will be compelled to engage in burdensome investigation of subscriber materials or even discontinue offering the service all together.

     Dependence Upon Network Infrastructure, Risk of System Failure; Security Risks. The Company's success in marketing its services to business and government users requires that the Company provide superior reliability, capacity and security via its network infrastructure. The Company's networks are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which may cause, interruptions in service or reduced capacity for the customers. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence Upon Suppliers; Sole and Limited Sources of Supply. The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services and networking equipment, which, in the quantities and quality demanded by the Company, are available only from sole or limited sources. The Company is also dependent upon IECs to provide telecommunications services to the Company and its customers. The Company has from time to time experienced delays in receiving telecommunications services, and there can be no assurance that the Company will be able to obtain such services on the scale and within the time frames required by the Company at an affordable cost, or at all. Any failure to obtain such services or additional capacity on a timely basis at an affordable cost, or at all, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company also is dependent on its suppliers' ability to provide necessary products and components that comply with various Internet and telecommunications standards, inter- operate with products and components from other vendors and function as intended when installed as part of the network infrastructure. Any failure of the Company's sole or limited source suppliers to provide products or components that comply with Internet standards, interoperate with other products or components used by the Company in its network infrastructure or by its customers or fulfill their intended function as part of the network infrastructure could have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence on Key Personnel. The Company is currently managed by a small number of key management and operating personnel, whose efforts will largely determine the Company's success. The success

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of the  Company  also  depends  upon its  ability to hire and  retain  qualified operating,  marketing and financial and  technical  personnel.  Competition  for
qualified  personnel  in  the   telecommunications   industry  is  intense  and,
accordingly, there can be no assurance that the Company will be able to continue to hire or retain necessary personnel. The loss of key management personnel, particularly Anthony J. Pompliano, the Company's Chairman, or Richard A. Kozak, its President and Chief Executive Officer, would likely have a material adverse effect on the Company.


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